RIDER FOR WAIVER OF MONTHLY DEDUCTIONS

We, National Life Insurance Company, will waive Covered			such time shall not affect a claim if it is shown that:
Monthly Deductions subject to the terms of this rider, when			1.	it was not reasonably possible to give notice within
we receive at our Home Office due proof that:				the time prescribed; and

1.	the Insured became totally disabled while this rider		2.	such notice was given as soon as was reasonably
	was in force; and			possible.

2.	the Insured remained so disabled for 120 days during		Covered Monthly Deductions. Covered Monthly
	a Period of Continuous Total Disability.		Deductions shall be:

We may require that the Insured be examined, at our			1.	the portion of the Cost of Insurance Charge for any of
expense, by a medical examiner chosen by us.				the Face Amount:

The date of issue of this rider is the policy Date of Issue				a.	which was in force when disability of the Insured
unless a later date is set forth below.					began; and

Total Disability Defined. The Insured shall be deemed to				b.	which continued in force through the first 120
be totally disabled only if:					days of total disability during a Period of
1.	due to accidental injury or disease, the Insured				Continuous Total Disability; and
	becomes unable to perform the material and			c.	for which monthly costs for this rider were
	substantial duties of:				deducted on the Monthly Policy Date just prior to
when disability began and through the first 120
	a. the specific occupation of the Insured at the time				days of total disability during a Period of
		such disability begins, until benefits for any period			Continuous Total Disability; plus
of continuous total disability have been paid for 24
		months; and	2.	the portion of the monthly cost of any rider:

	b.	any occupation for which the Insured is or becomes		a.	which was in force when disability of the Insured
		reasonably fitted by education, training, or			began; and
experience, thereafter. Due regard shall be given to
		vocation and earnings at the time such disability		b.	which continued in force through the first 120
		began; or			days of total disability during a Period of
Continuous Total Disability; and
2.	the Insured has the sole occupation of a student and is
	unable to work as a student; or			c.	for which monthly costs for this rider were
deducted on the Monthly Policy Date just prior to
3.	the Insured suffers a Specific Loss, which in this rider				when disability began and through the first 120
	means the complete and irrecoverable loss of:				days of total disability during a Period of
	a.	sight; or			Continuous Total Disability; plus
	b.	hearing; or	3. the Monthly Administrative Charge.
	c.	speech; or	Waiver of Covered Monthly Deductions. We will waive
Covered Monthly Deductions only if the Insured has been
	d.	use of both hands, or use of both feet, or	totally disabled for 120 days during a Period of Continuous
		use of one hand and one foot.	Total Disability. Waiver of Covered Monthly Deductions
will start on the Monthly Policy Date on or next following
Limitation of Liability. No waiver of Covered Monthly			the later of:
Deductions shall be made if total disability is due to:
1.	purposely self-inflicted injury; or		1.	the date the Insured reaches age 10; or
			2.	the 121st day of total disability of the Insured during
2.	war, declared or undeclared, or any act of war; or			a Period of Continuous Total Disability.

3.	any of the following afflictions already existing on the		We will waive the Covered Monthly Deductions only during
	date of issue of this rider:		the continuance of such disability. However, if such
	a. legal blindness; or		disability starts on or after the date the Insured reaches
Attained Age 60, Covered Monthly Deductions shall not be
	b.	the loss of an eye; or	waived beyond the later of:

	c.	dismemberment or loss of use of a limb or	1.	the Monthly Policy Date next following the date the
		extremity.		Insured reaches Attained Age 65; or

Notice of Claim. Written notice of claim must be received			2.	the Monthly Policy Date following two years of such
at our Home Office during the life of the Insured and during				disability.
the period of total disability. Failure to give notice within

National Life Insurance Company

One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

7208PA(0395)

During the Policy Protection Period of this policy, in addition		Waiver of Covered Monthly Deductions shall cease if the
to waiving any Covered Monthly Deductions as provided in		Insured:
this rider, we will accept as zero the value of any Minimum		1.	ceases to be totally disabled; or
Monthly Premium due during the period of disability in the
performance of any test to determine the onset of a Grace		2.	fails to give such proof on request; or
Period.		3.	fails to submit to such examination on request.
If a Period of Continuous Total Disability during which the
Insured is totally disabled for at least 120 days begins within		Proof of continued disability shall not be required on or after
the Grace Period and on or after the date the Insured reaches		the date the Insured reaches Attained Age 65 if the Insured is
age 10, then during such period of disability the policy shall		then and has been totally and continuously disabled for more
not terminate under the terms of the Grace Period provision;		than five years.
however, all other provisions of this rider, including		Cost of this Rider. The cost of this rider on any Monthly
Termination, shall apply. When Waiver of Covered Monthly		Policy Date is shown in the Data Section. It shall be based on
Deductions ceases, we will deduct from the Accumulated		the Monthly Deduction and the monthly costs of any riders to
Value any Covered Monthly Deductions which were in		which this rider applies. The monthly cost of this rider shall
arrears at the start of disability.		be deducted from the Accumulated Value of the policy in the
Period of Continuous Total Disability. A Period of		same manner as is the Monthly Deduction.
Continuous Total Disability may but need not consist of		Increases in Face Amount and Additional Riders. If,
consecutive days of total disability.		while this rider is in force, any increases in Face Amount or
A Period of Continuous Total Disability shall be deemed to		any additional benefit riders are requested, we will require an
exist if:		application for additional benefits under this rider.

1.	all days of total disability occur within a time period	If we approve the application for additional benefits under
	not longer than 240 days; and	this rider, the effective date of such additional benefits shall be the Monthly Policy Date on or next following the date we
2.	all days of total disability are due to or related to the	approve such application.

	same cause.	If we do not approve the application for additional benefits
A later Period of Continuous Total Disability, excluding the		under this rider, the portion of the Cost of Insurance Charges
intervening period during which the Insured was not totally		for the increase or the monthly cost for the new rider shall
disabled, shall be deemed to be continuous with a prior		not be a Covered Monthly Deduction.
period of total disability if:		We will not approve an application for additional benefits
1.	its cause is due to or related to the cause of the prior	under this rider for any increase or riders which become
	period of total disability; and	effective after the Insured has reached Attained Age 60.

2.	it starts within 120 days of the end of a prior period of	Incontestability. After this rider has been in force during
	total disability; and	the life of the Insured for two years from its date of issue, we
3.	waiver of premium benefits under this rider were	will not contest it.
	paid for the prior period of total disability.	Any additional benefits under this rider for which an
application is approved will be incontestable after such
If two Periods of Continuous Total Disability are not deemed		benefits have been in force during the Insured's lifetime for
to be continuous, they shall be deemed to be separate.		two years from the effective date of such additional benefits.

Continued Disability. If we waive Covered Monthly		Consideration. This rider is issued in consideration of the
Deductions under this rider, we may require proof to our		application for the rider and the monthly cost of the rider.
satisfaction of continued disability:
1.	at reasonable intervals during the first two years; and	This rider and a copy of the application for the rider shall become a part of the policy on the date of issue of the rider.
2.	thereafter, from time to time, but not more than once a	We will send the Owner a copy of any application we
	year.	approve for additional benefits under this rider. It and any
Data Section issued for such additional benefits shall become
We may require that the Insured be examined, at our		a part of this contract on the effective date of such benefits.
expense, by a medical examiner chosen by us.

2

National Life Insurance Company

7208PA(0395)

One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

Termination. This rider shall terminate:			4.	at the end of a Grace Period; however, at the end of
1.	on the date the Insured reaches Attained Age 65,			any Grace Period termination will not occur if:
	unless:			a.	a Period of Continuous Total Disability during
which Insured is totally disabled for at least 120
	a.	total disability began before the Insured reached			consecutive days begins prior to the end of such
		Attained Age 60, and the terms under the Notice of			Grace Period and continues to the end of such
		Claim section of this rider are met, in which event			Grace Period; and
this rider shall terminate on the later of the date the
		Insured reaches Attained Age 65 and the end of		b.	such period of total disability begins on or after
		such disability; or			the date the Insured reached age 10; and
	b.	total disability began on or after the Insured		c.	the terms under the Notice of Claim section of this
		reached Attained Age 60 and before the Insured			rider are met.
		reached Attained Age 65, and the terms under the	When this rider terminates:
Notice of Claim section of this rider are met, in
		which event this rider shall terminate on the later	1.	all rights under this rider shall cease; and
		of the date the Insured reaches Attained Age 65 or	2.	there shall be no further monthly costs of this rider;
		the Monthly Policy Date next following two years		and
		of such disability; or	3.	the policy shall be considered as separate and
2.	on the date the policy terminates; or			complete without this rider; and
3.	on any Monthly Policy Date requested, if before that		4.	all rights and benefits arising from disability
	date we receive at our Home Office written request			beginning prior to termination shall cease.
for termination; or

signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the date of issue, by

Chairman of the Board and Chief Executive Officer

3

7208PA(0395)

National Life Insurance Company One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333